Exhibit 99.2

Wells Real Estate Fund III, L.P. Fact Sheet	III

DATA AS DECEMBER 31, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	9%	1/31/90	$6,689,802	7/1/04	$7,109,800	$607,643
Boeing at the Atrium	100%	36%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	38%	1/31/90	$1,819,463	7/1/04	$2,390,200	$872,770
4400 Cox Road (Formerly known as the Reciprocal Group Building)	SOLD	57%	7/1/92	$4,689,106	6/21/05	$6,500,000	$3,609,357
Greenville Center	SOLD	100%	6/30/90	$3,820,520	9/30/02	$2,400,000	$2,271,186
Stockbridge Village I	SOLD	57%	4/4/91	$9,635,257	4/29/04	$12,179,487	$6,879,238
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	October 1988 – October 1990

PRICE PER UNIT	$1

A/B STRUCTURE	A’s – Cash available for distribution up to first 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8% up to 8%

A/B RATIO AT CLOSE OF OFFERING	89% to 11%

AMOUNT RAISED	$22,206,310

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund III is in the disposition-and-liquidation phase of its life cycle. We have now sold five assets. Our focus on the remaining asset involves leasing and marketing efforts that we believe will result in a better sale price for our investors.

There has been significant activity in the Fund in 2005. During the second quarter, Apex Systems signed a lease amendment at 4400 Cox Road to take the remaining vacant space in the building, bringing the overall occupancy to 100%. This property was then sold on June 21, 2005. We made a distribution of net sale proceeds in May 2005 totaling $775,000 from the sales of Stockbridge Village I, 880 Holcomb Bridge Road, and Brookwood Grill. We also completed a net sale proceeds distribution to limited partners in November 2005, totaling approximately $3,950,000 from the sales of 880 Holcomb Bridge Road, Brookwood Grill, and 4400 Cox Road.

With only one property remaining in the Fund, the General Partners are currently reserving operating cash and a portion of net sale proceeds to fund anticipated capital expenditures at Boeing at the Atrium. We anticipate that operating distributions will continue to be reserved in the near term since there is only one asset remaining.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund III, L.P. Fact Sheet	III

DATA AS OF DECEMBER 31, 2005

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $607,643 in net sale proceeds has been allocated to Fund III. Of these proceeds, $58,283 has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Another $90,075 was distributed to the limited partners in May 2005, and the remaining proceeds of $459,285 were included in the November 2005 distribution.

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company. The existing lease extends through March 2008. We are currently marketing this asset for sale.

•	The Brookwood Grill property was sold on July 1, 2004, and $872,770 in net sale proceeds has been allocated to Fund III. Of these proceeds, $84,745 has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Another $130,972 was distributed to the limited partners in May 2005, and the remaining proceeds of $657,053 were included in the November 2005 distribution.

•	The 4400 Cox Road property was sold on June 21, 2005, and approximately $3,609,357 in net sale proceeds has been allocated to Fund III. Approximately $2,833,662 of these proceeds was included in the November 2005 distribution. The remaining proceeds are being reserved since there is only one property remaining in the Fund.

•	The Greenville Center property was sold in 2002, and $1,312,003 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining net sale proceeds of $959,183 were distributed in November 2004.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and $6,879,238 in net sale proceeds has been allocated to Fund III. Of these proceeds, $626,466 has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road; $5,698,820 was distributed in November 2004; and the remaining proceeds of $553,953 were distributed in May 2005.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$1.00	$0.83	N/A	$0.58	$0.24
PER “B” UNIT	$1.00	$0.13	$0.55	$0.55	$0.21

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2006 Form 8-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $1 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.50%	4.50%	4.50%	4.50%	4.50%
2002	Reserved	Reserved	Reserved	4.50%	1.13%
2001	6.50%	6.00%	6.00%	Reserved	4.63%
2000	7.00%	Reserved	Reserved	Reserved	1.75%
1999	8.00%	8.00%	8.00%	8.00%	8.00%
1998	7.58%	8.00%	8.00%	9.25%	8.21%
1997	Reserved	Reserved	7.13%	8.04%	3.79%
1996	8.00%	8.00%	6.36%	6.53%	7.22%
1995	8.00%	8.00%	8.00%	8.00%	8.00%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
N/A	-33.51%*	0.00%	0.00%	0.00%	-1.37%*

*	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund III’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010